UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Hooper Holmes, Inc.

(Name of Registrant as Specified In Its Charter)

Ronald V. Aprahamian

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Press Release

Ronald V. Aprahamian to Conduct Proxy Contest for Board Seats at Hooper Holmes, Inc.

April 15, 2009— Ronald V. Aprahamian (“Mr. Aprahamian”) has announced that the Chairman of the Board of Directors of Hooper Holmes, Inc. (“Hooper Holmes”) (AMEX: HH) has advised him that the Company would not support his candidacy to the Hooper Holmes Board of Directors in connection with its upcoming 2009 annual meeting of shareholders. Mr. Aprahamian has communicated on several occasions, as recently as April 13, 2009 with representatives of the Hooper Holmes’ Board of Directors to discuss his candidacy.

Mr. Ronald Aprahamian said: “I am disappointed that the Hooper Holmes Board of Directors apparently does not share my view that my director nominees would bring a needed perspective to the Board’s deliberations on important issues facing Hooper Holmes. I am further disappointed by the Board of Director’s stated intentions; because I have made it clear to the Chairman of the Board and other members of the Hooper Holmes Board that I will launch a proxy contest if the Board of Directors rejects my nominees. Hooper Holmes’ Bylaws allow the Board to be expanded to nine members from the current seven. This gives the Board the flexibility to appoint my nominees without losing any incumbent directors.”

Mr. Aprahamian concluded, “Hooper Holmes’ financial performance has been inadequate for quite some time and its stock price has steadily declined over the last years. My nominees will bring a fresh, owners’ perspective to the various alternatives that could remedy this situation. I remain hopeful that the Hooper Holmes’ Board of Directors will reconsider its position and thereby choose to avoid an unnecessary, costly and distracting proxy contest against nominees that are advocating for the broad interests of all shareholders.”

Mr. Aprahamian intends to nominate the following individuals to the Hooper Holmes’ Board of Directors at the 2009 annual meeting of Hooper Holmes which will take place on May 19, 2009:

Ronald V. Aprahamian, 62, is a private investor. He has been engaged in a broad range of business development activities as an investor, consultant, board member, or chief executive officer in companies engaged in healthcare, computer software, banking, aviation engineering products, fiber optics, and telecommunications industries. He served as director of Sunrise Senior Living, Inc. from 1995 until November 2008. He served as Chairman of the Board of Superior Consultant Holdings Corp. from October 2000 to October 2003, and as a director from 2003 to 2005. He also served as a director of First Consulting Group, Inc from April 2005 to January 2007. Mr. Aprahamian holds a business degree with a concentration in Hospital Administration from Michigan State University and a residency at the St. Lawrence Hospital in Lansing, Michigan. From 1996—1999 Mr. Aprahamian served on the board and was Chairman of the CHIM organization, an association of the 100 largest healthcare information systems companies and continues to offer a leadership role in the computerization of healthcare.

Mr. Larry Ferguson, 59, was appointed Chief Executive Officer of The Ferguson Group in January 2008. Prior to his current position, he served as Chief Executive Officer of First Consulting from June 2006 to January 2008. Before joining First Consulting, he served as Chief Executive Officer of The Fergurson Group for six years. Mr. Ferguson, during his nearly 30 year career in the healthcare technology industry, has served as CEO of both domestic and international companies as well as publicly traded and private companies, ranging in size from businesses with hundreds of employees to approximately 3000. He has served on more than twelve boards of directors and has also held positions as chairman and committee chair of a number of companies.

Mr. Aprahamian beneficially owns 3,061,000 shares of common stock of Hooper Holmes. He has sole voting and investment control over 3,001,000 shares of Common Stock and shared voting and investment control with his mother, Polly Aprahamian, over 60,000 shares of Common Stock.

ADDITIONAL INFORMATION

This press release may be deemed to be solicitation material with respect to the candidates proposed by Mr. Ronald V. Aprahamian (“Mr. Aprahamian”) for the Company’s Board of Directors. In connection with the proposed candidates, Mr. Aprahamian intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit proxies in connection with the election of directors of Hooper Holmes, Inc. (the “Company”) at the Company’s 2009 Annual Meeting. SHAREHOLDERS ARE ADVISED TO READ MR. APRAHAMIAN’S PROXY STATEMENT AND ANY OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM SHAREHOLDERS OF THE COMPANY FOR USE AT THE 2009 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PROPOSED SHAREHOLDER NOMINEES AND PARTICIPANTS IN SUCH PROXY SOLICITATION. The proxy statement and a form of proxy will be available at no charge at the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by the Shareholder by contacting him at 6800 Medinah Court, Charlotte, N.C. 28210, telephone: (772)-581-7256.